Exhibit (m)(5)

                              FIRSTAR FUNDS, INC.

                              AMENDED AND RESTATED
                                 SERVICES PLAN
                             FOR SERIES B SHARES



          This Services Plan (the "Plan") has been adopted by the Board of Directors of the Firstar Funds, Inc. (the "Company") in connection with the Series B shares (the "B Shares") in each of the following investment portfolios of the Company: Short-Term Bond Market Fund, Intermediate Bond Market Fund, Bond IMMDEX/TM Fund, Aggregate Bond Fund, National Municipal Bond Fund, Tax-Exempt Intermediate Bond Fund, Missouri Tax-Exempt Bond Fund, U.S. Government Income Fund, Strategic Income Fund, Balanced Income Fund, Balanced Growth Fund, Growth and Income Fund, Equity Income Fund, Relative Value Fund, Equity Index Fund, Mid-Cap Core Equity Fund, Large-Cap Core Equity Fund, Large-Cap Growth Fund, Mid-Cap Index Fund, Science & Technology Fund, REIT-Plus Fund, Micro-Cap Fund, Small-Cap Aggressive Growth Fund, Small-Cap Equity Index Fund, Small-Cap Core Equity Fund, International Growth Fund, International Growth Fund and International Equity Fund of Funds.

     Section 1.     Expenses.
                    ---------

     The Company may incur expenses under the Plan in an amount not to exceed .25% annually of the average daily net assets attributable to the outstanding B
Shares of each of the Funds.

     Section 2.    Payments for Administrative Support Services Covered by Plan.
                   -------------------------------------------------------------

     (a) The Company may pay securities dealers, brokers, financial institutions or other industry professionals such as investment advisers, accountants and estate planning firms (each a "Service Organization") for Administrative Support Services (as hereinafter defined) provided with respect to its customers' B Shares. Administrative Support Services shall be provided pursuant to a Servicing Agreement in substantially the form attached hereto (the "Servicing Agreement").

     (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding B Shares of each of the Funds, which B Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

     (c) "Administrative Support Services" include but are not limited to: (i) processing dividend and distribution payments on behalf of customers; (ii) arranging for bank wires; (iii) providing subaccounting with respect to Series B Shares beneficially owned by customers or the

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information necessary to the Company for subaccounting; (iv) if required by law, forwarding shareholder communications from the Company (such as proxies; shareholder reports; annual and semi-annual financial statements and dividends; and distribution and tax notices to customers); (v) assisting in processing purchase, exchange and redemption requests from customers and in placing such orders with the Company's service contractors; (vi) assisting customers in changing dividend options, account designations and addresses; (vii) providing such other similar services as the Company may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules and regulations; provided, however, that such term does not include "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments ("Shareholder Liaison Services").

     Section 3.     Expenses Allocated; Compliance.
                    -------------------------------

     Amounts paid by a Fund under the Plan must be for services rendered for or on behalf of the holders of such Fund's B Shares.

     Section 4.     Reports to Company.
                    -------------------

     Firstar Mutual Fund Services, LLC ("Firstar") shall monitor the arrangement pertaining to Firstar Funds' agreements with Service Organizations in accordance with the terms of Firstar's agreement with Firstar Funds. Firstar Funds shall not be obligated to execute any Agreement with any qualifying Service Organization. So long as this Plan is in effect, Firstar shall provide the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     Section 5.     Approval of Plan.
                    -----------------

     This Plan will become effective with respect to a particular Fund's B Shares on the date the public offering of B Shares commences upon the approval by a majority of the Board of Directors, including a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 6.     Continuance of Plan.
                    --------------------

     Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until February 29, 2001, and thereafter for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 5 hereof.

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     Section 7.     Amendments.
                    -----------

     This Plan may be amended at any time by the Board of Directors provided that any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 5 hereof.

     Section 8.     Termination.
                    ------------

     This Plan, as to any Fund, is terminable without penalty at any time by a vote of a majority of the Disinterested Directors.

     Section 9.     Miscellaneous.
                    --------------

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the Company has originally adopted this Plan as of February 28, 1999 on behalf of the Funds, amended and restated as of November 1, 1999, and further amended and restated to add the Aggregate Bond Fund, National Municipal Bond Fund, Missouri Tax-Exempt Bond Fund, U.S. Government Income Fund, Strategic Income Fund, Equity Income Fund, Relative Value Fund, Large-Cap Growth Fund, Science & Technology Fund, REIT-Plus Fund, Small-Cap Aggressive Growth Fund, Small-Cap Equity Index Fund and International Equity Fund of Funds, and to change the names of the Growth and Special Growth Funds, Emerging Growth and Core International Equity to the Large-Cap Core Equity, Mid-Cap Core Equity, Small-Cap Core Equity and International Growth Funds, respectively, as of
                         , 2000.
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                                   FIRSTAR FUNDS, INC.


                                   -----------------------------------------
                                   By: Laura J. Rauman